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     June 18, 2003

NYDB01 17147532.3 061703 1214E
99565624

NYDB01 17147532.3 061703 1214E  99565624

       Brussels Charlotte Chicago Cologne Frankfurt Houston London Los
         Angeles Manchester New York Palo Alto Paris Washington, D.C.
  Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas,
                                     S.C.

    Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

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June 18, 2003                                         1675 Broadway
                                                      New York, New York 10019-5820

                                                      Main Tel (212) 506-2500
                                                      Main Fax (212) 262-1910
                                                      www.mayerbrownrowe.com

Oppenheimer Multiple Strategies Fund
6803 South Tucson Way
Centennial, Colorado 80112

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer Multiple
Strategies Fund, a Massachusetts business trust ("Multiple Strategies"), in connection with the Registration Statement on Form N-14 (the "Registration
Statement") under the Securities Act of 1933, as amended (the "1933 Act"), by
Multiple Strategies in connection with the acquisition by Multiple Strategies of substantially all the assets of QM Active Balanced Fund, a series of
Oppenheimer Select Managers, a Massachusetts business trust ("OSM-QM Active
Balanced"), in exchange for shares of beneficial interest of Multiple
Strategies ("Shares") and the assumption by Multiple Strategies of certain stated liabilities of OSM-QM Active Balanced pursuant to an Agreement and
Plan of Reorganization dated as of April 28, 2003 (the "Reorganization
Agreement").  We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

            As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Kushner & Sanders LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be validly issued, fully paid and non-assessable (except for the potential liability of shareholders described in Multiple Strategies' Statement of Additional
Information dated November 22, 2002 under the caption "Shareholder and
Trustee Liability").

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as legal counsel to
Multiple Strategies in the Prospectus forming a part of the Registration
Statement.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,